As filed with the Securities and Exchange Commission on July 24, 2008
Registration No. _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Actions Semiconductor Co., Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

15-1, No. 1, HIT Road, Tangjia, Zhuhai, Guangdong, 519085
The People’s Republic of China
(Address of Principal Executive Offices Including Zip Code)

Actions Semiconductor Co., Ltd.
2007 Equity Performance and Incentive Plan
(Full Title of the Plan)

Corporation Service Company
1133 Avenue of the Americas
New York, NY 10036
(Name and Address of Agent for Service)

(212) 299-5600
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey Maddox, Esq.
Jones Day
31/F Edinburgh Tower, The Landmark
15 Queen's Road Central
Hong Kong

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Ordinary Shares, par value $0.000001 per share	8,000,000	$3.42	$27,360,000	$1,076

(1)
Two separate registration statements on Form F-6 (Registration No. 333-129375 and 333-152447) have been filed with respect to the American Depository Shares evidenced by American Depository Receipts. Each American Depository Share represents the right to receive six Ordinary Shares (the “Shares”).

(2)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Shares as may become issuable pursuant to the anti-dilution provisions of the Actions Semiconductor Co., Ltd. 2007 Equity Performance and Incentive Plan (the “Plan”).

(3)
Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the American Depository Shares on the NASDAQ Global Market on July 21, 2008, within five business days prior to filing.

[Exhibit Index Appears on Page 8]

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Actions Semiconductor Co., Ltd. (the “Registrant”) with the Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007 (File No. 333-129208), filed with the Commission on April 22, 2008, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant's Reports of Foreign Private Issuer on Form 6-K (File No. 000-51604) filed with the Commission on April 29, 2008; and

(c) The description of the American Depositary Shares representing Ordinary Shares contained in the Registration Statement on Form F-1 of the Registrant (No. 333-129208), filed with the Commission pursuant to Section 12(g) of the Exchange Act on October 24, 2005, including any subsequent amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Articles of Association provide for the indemnification of its directors, auditors and other officers against all losses or liabilities incurred or sustained by him or her as a director, auditor or other officer of the Registrant in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See Exhibit Index below.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zhuhai, The People’s Republic of China, on July 24, 2008.

Actions Semiconductor Co., Ltd.

By:	/s/ Pei-Fen (Patricia) Chou
Pei-Fen (Patricia) Chou
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on July 24, 2008.

Signature	Title

/s/ Nan-Horng Yeh Nan-Horng Yeh*	Chief Executive Officer and Director

/s/ Hsiang-Wei (David) Lee	Director, Chairman
Hsiang-Wei (David) Lee*

/s/ Pei-Feng (Patricia) Chou Pei-Fen (Patricia) Chou*	Chief Financial Officer

/s/ Tzu-Yin Chiu Tzu-Yin Chiu*	Director

/s/ Chin Hsing (Fred) Chen Chin Hsin (Fred) Chen*	Director

/s/ Yu-Shin (Casper) Lin Yu-Shin (Casper) Lin*	Director

/s/ Shao Chuan (Shawn) Li Shao Chuan (Shawn) Li*	Director

/s/ Paul Hsiao Paul Hsiao*	Director

* Pei-Fen (Patricia) Chou, the undersigned attorney-in-fact, by signing her name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors thereof pursuant to a power of attorney filed with the Commission.

July 24, 2008	By:	/s/ Pei-Fen (Patricia) Chou
Name: Pei-Fen (Patricia) Chou,
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the U.S. Securities Act of 1933, Depositary Management Corporation certifies that it is the duly authorized representative in the United States of the registrant and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 24th day of July, 2008.

Depositary Management Corporation (Authorized Representative in the United States)

By:	/s/ Scott A. Ziegler
Scott A. Ziegler
President

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Memorandum of Association of the Registrant, as amended, dated September 27, 2005.*

4.2	Article of Association of the Registrant, as amended, dated September 27, 2005.*

4.3	Specimen Share Certificate of the Registrant, incorporated by reference to the Company’s Registration Statement on Form F-1 (File No. 333-129208), filed with the Commission on October 24, 2005.

4.4	Form of Deposit Agreement by and among the Registrant, JP Morgan Chase Bank, NA and all Holders of American Depositary Receipts, dated November __, 2005, incorporated by reference to the Company’s Registration Statement on Form F-6 (File No. 333-129375), filed with the Commission on November 2, 2005.

4.5	Actions Semiconductor Co., Ltd. 2007 Equity Performance and Incentive Plan*

23.1	Consent of Independent Registered Public Accounting Firm*

24	Power of Attorney

* Filed herewith.